                                                                  Exhibit (k)(5)

                             FUND EXPENSE AGREEMENT

      This Agreement dated as of _________ __, 1997 among Australian Mutual Provident Society, ("AMP"), Merrill Lynch & Co., Inc. ("Merrill Lynch") and The Bank of New York (the "Service Provider"), in its capacities as administrator and custodian for WBK STRYPES Trust (the "Trust").

      WHEREAS, the Trust is a business trust organized pursuant to the Business Trust Act of the State of Delaware (Chapter 38, Title 12, of the Delaware Code, 12 Del.C. (Sections 3801 et seq.)), under and by virtue of a Trust Agreement dated as of March 14, 1996, as amended and restated as of _____ __, 1997 (the "Trust Agreement"); and

      WHEREAS, AMP and Merrill Lynch desire to make provisions for the payment of certain initial and on-going expenses of the Trust;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement and other valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

      1. DEFINITIONS. (a) Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Trust Agreement.

      (b) The following terms shall have the following meanings:

      "ADR Expenses" means any reasonable expenses of the Trust incurred in connection with depositing Bank Ordinary Shares with the Depositary in accordance with Section 3.5 of the Trust Agreement.

      "Additional Expense" means the Ordinary Expense the incurring of which will require the Service Provider to provide the Additional Expense Notice pursuant to Section 3(a) hereof and any Ordinary Expense incurred thereafter.

      "Additional Expense Notice" means the notice required to be given by the Service Provider to Merrill Lynch pursuant to Section 3(a) hereof.

      "Closing Time" shall have the meaning ascribed thereto in the Purchase Agreement.

                                                                  Exhibit (k)(5)


      "Offering Expense Amount" means the amount set forth as such on Schedule I hereto as the fees and expenses of the Trust incurred in connection with the offering of the STRYPES.

      "Ordinary Expense" of the Trust means any expense of the Trust other than ADR Expenses and any expense of the Trust arising under Sections 2.2(g) and 6.6 of the Administration Agreement, Section 15 of the Custodian Agreement, Section 5.4(b) of the Paying Agent Agreement and Section 7.6 of the Trust Agreement.

      "Organizational Expense Amount" means the amount set forth as such on
Schedule II hereto as the fees and expenses of the Trust incurred in connection with the organization of the Trust.

      "Up-front Fee Amount" means the amount set forth as such on Schedule III hereto payable as a one-time payment to the Service Provider in respect of its collective services as Administrator, Custodian and Paying Agent for the entire term of the Trust.

      "Up-front Expense Amount" means the amount set forth as such on Schedule IV hereto payable as a one-time payment to the Service Provider in respect of Ordinary Expenses anticipated to be incurred by the Administrator on behalf of the Trust, pursuant to the Administration Agreement, during the term of the Trust.

      2. AGREEMENT TO PAY UP-FRONT FEES AND OFFERING, ORGANIZATIONAL AND UP-FRONT EXPENSES. The Up-front Fee Amount, the Offering Expense Amount, the Organizational Expense Amount and the Up-Front Expense Amount shall be deducted by the Trust and paid from the proceeds of the offering of the STRYPES.

      3. AGREEMENT TO PAY ADDITIONAL EXPENSES. (a) Prior to incurring any Ordinary Expense on behalf of the Trust that, together with all prior Ordinary Expenses incurred by the Administrator on behalf of the Trust and all Ordinary Expenses set forth on Schedule IV hereto which are anticipated but have not yet been incurred by the Administrator on behalf of the Trust, would cause the aggregate amount of Ordinary Expenses of the Trust to exceed the Up-front Expense Amount, the Administrator shall provide to Merrill Lynch and AMP (i) prompt written notice to the effect that the aggregate amount of Ordinary Expenses of the Trust will exceed the Up-front Expense Amount, and (ii) an accounting, in such detail as shall be reasonably acceptable to Merrill Lynch and AMP, of all Ordinary Expenses incurred on behalf of the Trust through the date of the Additional Expense Notice.

      (b) From and after the date of the Additional Expense Notice, the Service Provider agrees that it will not, without the prior written consent of Merrill Lynch and AMP, incur on behalf of the Trust (i) any single expense in excess of $2,500 or (ii) in any calendar

                                                                  Exhibit (k)(5)


quarter expenses aggregating in excess of $5,000. Subject to the foregoing, the Service Provider shall give notice to Merrill Lynch and AMP in writing promptly following the incurring of any Additional Expense. Such notice to Merrill Lynch shall be accompanied by any demand, bill, invoice or other similar document in respect of such Additional Expense.

      (c) Subject to the first sentence of paragraph (b) of this Section 3, Merrill Lynch agrees to pay to the Service Provider from time to time the amount of any Additional Expense. Payment by Merrill Lynch of any Additional Expense shall be made in New York Clearing House (next-day) funds by the later of (i) five Business Days after the receipt by Merrill Lynch from the Service Provider of notice of the incurring thereof or (ii) two Business Days prior to the due date for the payment of such Additional Expense.

      (d) The Service Provider agrees to notify Merrill Lynch of the ADR Expenses, if any, which notice shall be delivered to Merrill Lynch at least five Business Days prior to the Exchange Date or earlier date of distribution of the Bank Ordinary Shares in exchange for the STRYPES. Payment by Merrill Lynch of any ADR Expenses shall be made in New York Clearing House (next-day) funds by noon on the second Business Day prior to such date.

      (e) AMP agrees to reimburse Merrill Lynch from time to time for the amount of any Additional Expense and any ADR expenses paid by Merrill Lynch pursuant to paragraph (c) or (d), as the case may be, of this Section 3. Merrill Lynch shall be reimbursed for any such Additional Expense or ADR expenses in New York Clearing House (next-day) funds by the later of (i) five Business Days after the receipt by AMP from the Service Provider of notice of the incurring thereof or
(ii) two Business Days prior to the due date for the payment of such Additional Expense.

      (f) Merrill Lynch or AMP may contest in good faith the reasonableness of any Additional Expenses or ADR Expense and the parties shall attempt to resolve amicably the disagreement; provided that if the parties cannot resolve the dispute by the due date hereunder with respect to such Additional Expense or ADR Expenses, subject to the first sentence of paragraph (b) of this Section 3, Merrill Lynch shall pay the amount of such Additional Expense or ADR Expenses, and AMP shall reimburse Merrill Lynch for the amount so paid, subject to later adjustment and credit if such dispute is resolved in favor of Merrill Lynch or AMP, as the case may be.

      4. CONDITION TO PAYMENT. The obligations of AMP under Sections 2 and 3 hereof and the obligations of Merrill Lynch under Section 3 hereof shall be subject to the condition that the Structured Yield Product Exchangeable for Stock(SM) (the "STRYPES") issued by the Trust shall have been issued and paid for at the Closing Time.


--------
(SM)  Service mark of Merrill Lynch & Co., Inc.

                                                                  Exhibit (k)(5)


      5. TRUST DISSOLUTION; REFUND OF UNUSED EXPENSE FUNDS. If at the dissolution of the Trust in accordance with Section 8.3 of the Trust Agreement the aggregate amount of Ordinary Expenses incurred by the Service Provider on behalf of the Trust through the date of dissolution shall be less than the Up-front Expense Amount plus any interest earned thereupon, the Service Provider shall, promptly following the date of such dissolution, pay to AMP in New York Clearing House (next-day) funds the amount of such excess.

      6. TERMINATION OF ADMINISTRATION AGREEMENT. In the event of the termination of the Administration Agreement in accordance with Section 4.1 thereof, the Service Provider shall promptly pay to AMP in New York Clearing House (next-day) funds (i) the portion of the Service Provider's Up-front Fee Amount ratable for the period from the date of the termination of the Administration Agreement to the Exchange Date and (ii) any unexpended portion of the Up-front Expense Amount plus any interest earned thereupon.

      7. STATEMENTS AND REPORTS. The Service Provider shall collect and safekeep all demands, bills, invoices or other written communications received from third parties in connection with any Ordinary Expenses, Additional Expenses and ADR Expenses and shall prepare and maintain (or cause to be prepared and maintained) adequate books and records showing all receipts and disbursements of funds in connection therewith. Merrill Lynch and AMP each shall have the right to inspect and to copy, at its expense, all such documents, books and records at all reasonable times and from time to time during the term of this Agreement.

      8. TERM OF CONTRACT. This Agreement shall continue in effect until the dissolution of the Trust in accordance with Section 8.3 of the Trust Agreement.

      9. NO ASSIGNMENT. No party to this Agreement may assign its rights or delegate its duties hereunder without the prior written consent of the other parties.

      10. AMENDMENTS. The Service Provider agrees that it will not consent to any amendment of the Administration Agreement, the Custodian Agreement, the Paying Agent Agreement or the Nominee Trust Agreement without the prior written consent of Merrill Lynch and AMP.

      11. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the matters contained herein and supersedes all prior agreements or understandings. No amendment or modification of this Agreement shall be valid unless the amendment or modification is in writing and is signed by all the parties to this Agreement.

      12. NOTICES. All notices, demands, reports, statements, approvals or consents given by any party under this Agreement shall be directed as follows (or to such other

                                                                  Exhibit (k)(5)


address for a particular party as shall be specified by such party in a like notice given pursuant to this Section 9):

The Service Provider:         The Bank of New York
                              101 Barclay Street
                              12th Floor, East
                              New York, New York  10286
                              Telecopier: (212) 815-7157
                              Attention:  Betty Cocozza

Merrill Lynch:                Merrill Lynch & Co., Inc.
                              North Tower
                              New York, New York 10281-1329
                              Telecopier: (212) 449-3150
                              Attention: Douglas W. Squires

AMP:                          Australian Mutual Provident Society
                              AMP Building
                              33 Alfred Street
                              Circular Quay
                              Sydney, NSW 2000
                              Telecopier: ___________
                              Attention: ____________

A copy of any communication to Merrill Lynch shall be furnished to Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, New York 10281-1334, telecopier (212) 449-9813, Attention: Associate General Counsel, provided that the failure to furnish such copy shall not affect the effectiveness of any such communication. Except as otherwise specifically provided herein, all notices and other communications provided for hereunder shall be in writing and shall be deemed to have been duly given if either (i) personally delivered (including delivery by courier service or by Federal Express or any other nationally recognized overnight delivery service for next day delivery) to the offices set forth above, in which case they shall be deemed received on the first Business Day by which delivery shall have been made to said offices, (ii) transmitted by any standard form of telecommunication to the offices set forth above, in which case they shall be deemed received on the first Business Day by which a standard confirmation that such transmission occurred is received by the transmitting party (unless such confirmation states that such transmission occurred after 5:00 P.M. on such first Business Day, in which case delivery shall be deemed to have been received on the immediately succeeding Business Day), or (iii) sent by certified mail, return receipt requested to the offices set forth above, in which case they shall be deemed received when receipted for unless acknowledgment of receipt is refused (in which case

                                                                  Exhibit (k)(5)


delivery shall be deemed to have been received on the first Business Day on which such acknowledgment is refused).

      13. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      14. CONSENT TO JURISDICTION; APPOINTMENT OF TO ACCEPT SERVICE OF PROCESS.

      (a) Consent to Jurisdiction. AMP (referred to in this Section 14 as the "Appointing Party") irrevocably consents and agrees that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter arising out of or in connection with this Agreement may be brought in any United States federal or state court in the State of New York, County of New York.

      (b) Appointment of Service Agent. The Appointing Party designates, appoints, and empowers CT Corporation System with offices currently at 1633 Broadway, New York, New York 10019, as its designee, appointee and agent to receive and accept for and on its behalf, and its properties, assets and revenues, service of any and all legal process, summons, notices and documents that may be served in any action, suit or proceeding brought against the Appointing Party in any such United States federal or state court with respect to its obligations, liabilities or any other matter arising out of or in connection with this Agreement and that may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, the Appointing Party agrees to designate a new designee, appointee and agent in The City of New York on the terms and for the purposes of this Section 14 satisfactory to Merrill Lynch. The Appointing Party further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding against the Appointing Party, by serving a copy thereof upon the relevant agent for service of process referred to in this Section 14 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) with a copy to the Appointing Party as provided in Section 12. The Appointing Party agrees that the failure of any such designee, appointee and agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of the holders of the Securities, Merrill Lynch and the other persons referred to in Sections 7 and 8 in the Purchase Agreement to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over the Appointing Party, or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by applicable law. The

                                                                  Exhibit (k)(5)


Appointing Party irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement brought in the federal courts located in The City of New York or the courts of the State of New York located in The City of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

      (c) Survival. The provisions of this Section 14 shall survive any termination of this Agreement, in whole or in part.

      15. FOREIGN TAXES. All payments by AMP to Merrill Lynch hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any and all present and future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereinafter imposed, levied, collected, withheld or assessed by Australia or any other jurisdiction in which AMP has a branch or an office from which payment is made or deemed to be made, excluding (i) any such tax imposed by reason of Merrill Lynch having some connection with any such jurisdiction other than its participation as Underwriter hereunder, and (ii) any income or franchise tax on the overall net income of Merrill Lynch imposed by the United States of America or by the State of New York or any political subdivision of the United States of America or of the State of New York (all such non-excluded taxes, "Foreign Taxes"). If AMP is prevented by operation of law or otherwise from paying, causing to be paid or remitting that portion of amounts payable hereunder represented by Foreign Taxes withheld or deducted, then amounts payable under this Agreement by such party shall, to the extent permitted by law, be increased to such amount as is necessary to yield and remit to Merrill Lynch an amount which, after deduction of all Foreign Taxes (including all Foreign Taxes payable on such increased payments) equals the amount that would have been payable if no Foreign Taxes applied.

      16. WAIVER OF IMMUNITIES. To the extent that AMP or any of its respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any thereof, from set-off or counterclaim, from the jurisdiction of any court, from service or process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or any of the Fundamental Agreements, AMP hereby irrevocably and unconditionally waives and agrees not to plead or claim, any such immunity and consents to such relief and enforcement.

                                                                  Exhibit (k)(5)


      17. JUDGMENT CURRENCY. AMP agrees to indemnify Merrill Lynch against any loss incurred by Merrill Lynch as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the "Judgment Currency") other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which Merrill Lynch is able to purchase United States dollars, at the business day nearest the date of judgment, with the amount of the Judgment Currency actually received by Merrill Lynch. The foregoing indemnity shall constitute a separate and independent obligation of AMP, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term "rate of exchange" shall include any premiums and costs or exchange payable in connection with the purchase of, or conversion into, the relevant currency.

      18. GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within such State.

      19. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

                                                                  Exhibit (k)(5)


      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives the date first above written.


AUSTRALIAN MUTUAL PROVIDENT SOCIETY



By:__________________________________
   Name:
   Title:




MERRILL LYNCH & CO., INC.



By:__________________________________
   Name:
   Title:



THE BANK OF NEW YORK



By:___________________________________
   Name: Betty Cocozza
   Title: Assistant Vice President

                                                                  Exhibit (k)(5)

                                   SCHEDULE I

Item                                                                     Amount
----                                                                     ------

SEC Registration Fees                                                   $294,092
NYSE Listing Fees                                                         72,620
NASD Fees                                                                 30,500
Printing (other than STRYPES Certificates)                               100,000
Legal Fees                                                                80,000
Blue Sky Fees                                                              2,000
Miscellaneous                                                             10,000
                                                                        --------

Total                                                                    589,212

                                                                  Exhibit (k)(5)

                                   SCHEDULE II

Item                                                                     Amount
----                                                                     ------

STRYPES Certificates                                                     $ 2,000
Fees and Expenses of Special Delaware
  Counsel to the Trust                                                    12,000
                                                                         -------

Total                                                                     14,000

                                                                  Exhibit (k)(5)

                                  SCHEDULE III

Item                                                                     Amount
----                                                                     ------

Initial Acceptance Fee                                                  $ 10,000
Administrative Agent Fee                                                 105,000
                                                                        --------

Total                                                                    115,000

                                                                  Exhibit (k)(5)
                                   SCHEDULE IV

Item                                                                     Amount
----                                                                     ------

Ongoing NYSE Listing Fees                                               $ 49,856
Administrative Agent's Accountants                                        56,000
Initial and Ongoing Auditor of the Trust                                  25,000
Mailing of Reports to Shareholders                                        45,000
Trustees Fees                                                             36,000
Preparation and Filing of Annual Tax
  Returns of the Trust                                                     8,000
Initial Legal Review                                                      85,000
Out of Pocket/Miscellaneous                                               15,000
                                                                        --------

Total                                                                    319,856